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                                                                       EXHIBIT 9





                                                                (EXEGENICS LOGO)

Contact:
WaLisa M. Davenport
eXegenics Inc.
(214) 358-2000

E. Blair Clark (Investors)
Burns McClellan
(212) 213-0006

William Fiske (Information Agent)
Georgeson Shareholder Communications Inc.
Banks and Brokers: (212) 440-9800
All others call Toll-Free: (800) 964-0733


                    FOUNDATION'S ORIGINAL TENDER OFFER FAILS

         EXEGENICS SAYS THAT FOUNDATION GROWTH INVESTMENTS IS EMPLOYING
                        DESPERATE AND MISLEADING TACTICS


DALLAS, June 30, 2003 -- EXEGENICS Inc.'s (Nasdaq: EXEG) Board of Directors announced today that the original tender offer, with an offer price of $0.40 per share for all of EXEGENICS' outstanding shares, made by EI Acquisition Inc. and Foundation Growth Investments LLC, has FAILED to win control of EXEGENICS, in that it appears that LESS THAN ONE PERCENT (<1%) OF EXEGENICS' SHARES were tendered by the original expiration date of June 25, 2003.

This FAILURE by Foundation has led them to revise their offer, with the revised tender offer price being a reduction from the original offer price of $0.40 per share for all of EXEGENICS' outstanding shares to $0.37 per share.

It is the Board's belief that the extension of Foundation's offer period, the lowering of the tender offer price and the unsupported statements made by Foundation are desperate acts aimed at misleading EXEGENICS' stockholders as to the value of their EXEGENICS shares. Thus, the Board recommends that SHAREHOLDERS REJECT THE INADEQUATE OFFER of $0.37 per share made by EI Acquisition Inc. and Foundation Growth Investments LLC.

"Foundation's latest tactic once again underscores its blatant attempt to disseminate inaccurate information about EXEGENICS' current financial condition. EXEGENICS currently has a strong balance sheet and no long-term debt. Further, EXEGENICS' management continues to advance its discussions with various companies regarding possible business combinations and, based on such discussions, believes that there is a reasonable chance of obtaining an alternative offer with terms that are superior to Foundation's inadequate offer," said Dr. Ronald Goode, Chairman, President and CEO of EXEGENICS. "Foundation's decision to lower the tender offer price to $0.37 per share is merely a ploy. The tactic serves as proof of Foundation's true intent to acquire EXEGENICS at a substantial discount to its real value. The Board of Directors continues its efforts to enhance stockholder value and protect its stockholders' investments from hostile corporate raiders," stated Dr. Goode.

Responding to Foundation's allegation that EXEGENICS' stock will be delisted from trading on The Nasdaq Stock Market on July 21, 2003, Dr. Goode added, "While it is true that when a company's stock trades below $1.00 delisting becomes a



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possibility, we have repeatedly disclosed that Nasdaq has informed us that
EXEGENICS is entitled to an additional 90 days beyond July 21st to comply with Nasdaq's listing requirements. Foundation chooses to ignore this fact."

A complete description of the background of Foundation's original offer and a detailed explanation of why the EXEGENICS board of directors believes the Foundation offer is grossly inadequate and unfair to you, is contained in the company's Solicitation/ Recommendation Statement on Schedule 14D-9. A copy of the Schedule 14D-9 was sent to you by EXEGENICS on or about June 13th, and can also be found on the company's web site at www.exegenicsinc.com, on the Securities and Exchange Commission's website at www.sec.gov or by contacting our information agent, Georgeson Shareholder Communications Inc., at (888) 964-0733; banks and brokers call, (212) 440-9800. We urge you to read the Schedule 14D-9 carefully and in its entirety.

                                       ***

EXEGENICS HAS FILED PRELIMINARY PROXY MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION IN OPPOSITION TO FOUNDATION'S CONSENT SOLICITATION. EXEGENICS WILL FILE WITH THE COMMISSION, AND WILL FURNISH TO EXEGENICS' STOCKHOLDERS, A DEFINITIVE CONSENT STATEMENT, WHEN AVAILABLE, AND MAY FILE OTHER CONSENT SOLICITATION MATERIALS.

EXEGENICS STOCKHOLDERS ARE URGED TO READ EXEGENICS' PRELIMINARY AND DEFINITIVE CONSENT STATEMENTS, WHEN AVAILABLE, CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. YOU MAY OBTAIN FREE COPIES OF THE CONSENT STATEMENTS, WHEN AVAILABLE, BY ACCESSING THE SEC'S WEBSITE AT WWW.SEC.GOV., OR THE COMPANY'S WEBSITE AT WWW.EXEGENICSINC.COM. STOCKHOLDERS MAY ALSO OBTAIN, WITHOUT CHARGE, COPIES OF EXEGENICS' CONSENT STATEMENTS, WHEN AVAILABLE, BY CALLING EXEGENICS' INFORMATION AGENT, GEORGESON SHAREHOLDER. BANKS AND BROKERS CALL: (212) 440-9800; ALL OTHERS CALL TOLL-FREE: (800) 964-0733.

Safe Harbor

This release contains forward-looking statements. The words "believe," "expect," "intend", "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. EXEGENICS undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.